Exhibit 5.1

September 9, 2014

Salisbury Bancorp, Inc.

5 Bissell Street

Lakeville, CT 06039

Re:      Registration Statement on Form S-4

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-4, as amended (File No. 333-197985) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of up to an aggregate of 1,075,783 shares (the “Shares”) of Common Stock, $.10 par value per share, of Salisbury Bancorp, Inc., a Connecticut corporation (the “Company”), issuable pursuant to the Agreement and Plan of Merger dated as of March 18, 2014 (the “Merger Agreement”), by and among the Company, Salisbury Bank and Trust Company (“Salisbury Bank”) and Riverside Bank, a New York bank (“Riverside”), pursuant to which Riverside will merge with and into Salisbury Bank, with Salisbury Bank continuing as the surviving institution.

We are acting as counsel for the Company in connection with the issuance by the Company of the Shares. We have examined signed copies of the Registration Statement as filed with the Commission. We have also examined and relied upon the Merger Agreement, minutes of meetings of the shareholders and the Board of Directors of the Company as provided to us by the Company, the Certificate of Incorporation and Bylaws of the Company, each as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the State of Connecticut.

Based upon and subject to the foregoing, we are of the opinion that the Shares are duly authorized for issuance and, when the Shares are issued in accordance with the terms and conditions of the Merger Agreement, the Shares will be validly issued, fully paid and nonassessable.

It is understood that this opinion is to be used only in connection with the issuance of the Shares while the Registration Statement is in effect.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Joint Proxy Statement/Prospectus under the caption “Legal Matters”. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Cranmore, FitzGerald & Meaney

CRANMORE, FITZGERALD & MEANEY